Exhibit 3.6

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 03/01/1991 701060020 – 2256103

CERTIFICATE OF INCORPORATION

OF

EXTEL FINANCIAL INCORPORATED

1. The name of the Corporation is Extel Financial Incorporated.

2. The address of the Corporation’s registered office in the State of Delaware is 15 North Street in the City of Dover, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100), par value $1.00 per share.

5. The name and mailing address of the incorporator is Robert I. Fisher, Rosenman & Colin, 575 Madison Avenue, New York, New York 10022.

6. The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the By-Laws of the Corporation.

7. Elections of directors need not be by written ballot.

8. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director involving, inter alia, negligence or misconduct in the performance of his or her duty, except that a director shall be liable to the Corporation or its stockholders (i)

for any breach of his or her duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; and (iv) for any transaction from which the director derived an improper personal benefit.

The undersigned Incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated therein are true.

Robert I. Fisher
Incorporator